Actions by Trustees

In April 2002, the Trustees approved the merger of Putnam
New Century Growth Fund and Putnam Technology Fund into
Putnam Voyager Fund II. The transaction is scheduled to occur in September 2002. It is subject to a number of conditions and there is no guarantee it will occur.